Exhibit 10.1

Execution Version

AMENDED AND RESTATED COOPERATION AGREEMENT

This Amended and Restated Cooperation Agreement (this “Agreement”), dated as of March 25, 2025, is entered into by and between Citi Trends, Inc., a Delaware corporation (the “Company”), and Fund 1 Investments, LLC, a Delaware limited liability company (the “Investor”). The Company and the Investor are together referred to herein as the “Parties,” and each of the Company and the Investor, a “Party.” Unless otherwise defined herein, capitalized terms shall have the meanings given to them in Section 15 herein.

WHEREAS, the Parties are party to that certain Cooperation Agreement, dated as of February 28, 2024 (the “Original Cooperation Agreement”), pursuant to which the Company’s Board of Directors (the “Board”) nominated each of David Heath, Charles Liu, and Michael Kvitko as a candidate for election to the Board at the Company’s 2024 annual meeting of stockholders (each, a “2024 Designee”, and collectively, the “2024 Designees”);

WHEREAS, the Parties desire to amend and restate the Original Cooperation Agreement in its entirety as set forth herein;

WHEREAS, as of the date hereof, the Investor beneficially owns an aggregate of 2,573,486 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”); and

WHEREAS, the Company and the Investor desire to enter into this Agreement regarding compositional changes to the Board and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the promises, representations and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.             Board Composition and Other Company Matters.

(a)            Board Composition.

(i)             The Board, and all applicable committees of the Board, shall take all necessary actions to appoint to the Board each of Wesley Calvert (the “New Investor Director”) and Pamela Edwards (such two directors following such appointments, each, a “New Director” and collectively, the “New Directors”), in each case as promptly as practicable after the date hereof, and in any event prior to the Company’s filing with the SEC of its proxy statement for the 2025 Annual Meeting.

(ii)            The Company agrees to nominate, recommend, support and solicit proxies for the election of each New Director and each 2024 Designee at the 2025 Annual Meeting in a manner no less rigorous and favorable than the manner in which the Company supports the Board’s other nominees at the 2025 Annual Meeting.

(iii)           As a condition to the Company’s obligation to nominate the New Directors for election at the 2025 Annual Meeting, each of the New Directors shall (A) be required to provide information required to be or customarily disclosed by directors or director candidates in proxy statements or other filings under applicable law or stock exchange regulations, information reasonably requested in connection with assessing eligibility, independence, and other criteria applicable to directors or satisfying compliance and legal obligations, and a fully completed and executed copy of the Company’s director candidate questionnaire (in the form completed by the Company’s incumbent non-management directors), in each case, as promptly as practicable to enable the timely filing of the Company’s proxy statement, current reports and periodic reports with the SEC; (B) consent to and participate in an appropriate background check comparable to those undergone by non-management directors of the Company; (C) agree to comply at all times during his term on the Board with the Company Policies; (D) consent to being named by the Company as a nominee for election to the Board in any applicable proxy statement, proxy card or other solicitation materials of the Company in connection with the 2025 Annual Meeting; and (E) agree, if elected to the Board, to act in the capacity of a director of the Company and to serve the full term as a director.

(iv)          Each Party acknowledges that each of the New Directors, upon appointment to the Board, shall be governed by all of the same policies, processes, procedures, codes, rules, standards and guidelines applicable to non-management directors on the Board, including, but not limited to, the Company’s Code of Business Conduct and any other policies on stock ownership, public disclosures, legal compliance and confidentiality (collectively, the “Company Policies”), and shall be required to strictly adhere to the Company’s policies on confidentiality imposed on all members of the Board. The Company agrees that, upon appointment to the Board, each of the New Directors shall receive (A) the same benefits of director and officer insurance as all other non-management directors on the Board; (B) the same compensation for his service as a director as the compensation received by other non-management directors on the Board; and (C) such other benefits on the same basis as all other non-management directors on the Board. The Company agrees that until the Termination Date, (i) any changes to the Company Policies, or new Company Policies, will be adopted in good faith and not for the purpose of undermining or conflicting with the arrangements contemplated hereby, (ii) no Company Policy shall be violated by the New Investor Director (as defined below) receiving indemnification and/or reimbursement of expenses from the Investor or its Affiliates in connection with his or her service or action as an employee of the Investor or its Affiliate (and not in connection with his or her service or action as a director of the Company), (iii) no Company Policy shall apply to the Investor and its Affiliates as a result of the New Investor Director’s appointment to, or service on, the Board, including Company Policies with respect to trading in the Company’s securities, as the Investor and its Affiliates are not directors or employees of the Company, and (iv) the New Investor Director may provide confidential information of the Company to the Investor for the purpose of assisting the New Investor Director in his role as a director of the Company and related compliance matters for the Company and the Investor, subject to, and solely in accordance with the terms of, a customary confidentiality agreement by and between the Investor and the Company, pursuant to which, among other things, the Investor will (A) acknowledge it has been informed of the confidential nature of the confidential information, (B) acknowledge that in accordance with U.S. securities laws it will abstain from purchasing or selling securities of the Company or from communicating information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities of the Company, in each case, on the basis of material, non-public information concerning the Company, and (C) agree to refrain from disclosing the confidential information to anyone other than as set forth in such confidentiality agreement.

(b)           Retiring Directors. Each of Peter R. Sachse and Jonathan Duskin shall retire from the Board and not stand for re-election at the 2025 Annual Meeting. Following his retirement from the Board, Mr. Duskin shall serve as a consultant to the Company until September 25, 2025, and shall receive a one-time payment not to exceed $90,000, payable in a lump sum on the date of the 2025 Annual Meeting.

(c)            Board Size. Following the conclusion of the 2025 Annual Meeting and prior to the Termination Date, the Board size shall not exceed eight (8) directors.

(d)           Board Leadership. Immediately following the date hereof, (i) Kenneth Seipel shall be appointed as Chairman of the Board and (ii) David Heath shall be appointed as Lead Independent Director.

(e)            Board Committee. Until the Termination Date, the membership of the Finance Committee of the Board shall consist of Wesley Calvert as Chair, Kenneth Seipel, Charles Liu, and Michael Kvitko.

(f)            Replacement Rights. During the Standstill Period, if the Investor satisfies the Minimum Ownership Threshold, and the New Investor Director ceases to serve on the Board for any reason, then the Investor shall be entitled to designate a candidate to replace such New Investor Director (a “Replacement”), and such Replacement shall be promptly appointed to the Board after the Board has approved of such candidate (with such approval not to be unreasonably withheld, conditioned or delayed, and which approval shall not be withheld, conditioned or delayed on the basis of a candidate being a current or former employee, officer, director or partner or immediate family member of the Investor or any of its Affiliates). Any Replacement identified pursuant to this Section 1(f) shall satisfy the requirements of the Certificate of Incorporation, the Bylaws and the Company’s other governance documents and policies and any applicable law. As a condition to being appointed to the Board, any Replacement shall have participated in the reasonable customary procedures for all new director candidates. Such procedures shall include, but are not limited to, (i) providing information required to be or customarily disclosed by directors or director candidates in proxy statements or other filings under applicable law or stock exchange regulations, information in connection with assessing eligibility, independence, and other criteria applicable to directors or satisfying compliance and legal obligations, and a fully completed and executed copy of the Company’s director candidate questionnaire (in the form completed by the Company’s incumbent non-management directors); (ii) consenting to and participating in an appropriate background check comparable to those undergone by other non-management directors of the Company; (iii) complying at all times with the Company Policies; and (iv) participating in an interview by, and receiving a favorable recommendation from, the Nominating Committee. In the event the Nominating Committee determines in good faith not to appoint any Replacement proposed by the Investor, the Investor will be entitled to propose additional Replacements for consideration, and the provisions of this Section 1(f) shall continue to apply. Following the appointment of a Replacement, all references to “New Investor Director” in this Agreement, to the extent applicable to such New Investor Director but for his departure from the Board, shall be deemed references to the Replacement instead.

2.             Voting.

(a)            During the Standstill Period, the Investor agrees that it shall, or shall cause its Representatives to, appear in person or by proxy at the 2025 Annual Meeting, whether such meeting is held at a physical location or virtually by means of remote communication, and will vote (or execute a consent with respect to) all Voting Securities beneficially owned by it or its Affiliates which the Investor or its Affiliate has the right to vote (or to direct the vote of) as of the applicable record date, in accordance with the Board’s recommendations with respect to any and all proposals, including, but not limited to, proposals related to director elections, removals or replacements; provided, however, that if Institutional Shareholder Services Inc. (“ISS”) and Glass, Lewis & Co. LLC (“GL”) recommend otherwise with respect to any proposals (other than as related to the election, removal or replacement of directors), the Investor shall be permitted to vote in accordance with ISS’s and GL’s recommendation; provided, further, that the Investor may vote in its discretion on any proposal of the Company in respect of any Extraordinary Transaction.

(b)            In the event that the Investor obtains Voting Securities in excess of 16% of the then-outstanding shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments) and for so long as the Investor continues to own Excess Shares, the Investor shall, at each annual or special meeting of stockholders of the Company following the conclusion of the 2024 Annual Meeting, whether such meeting is held at a physical location or virtually by means of remote communication, vote all such Excess Shares in accordance with the Board’s recommendations with respect to any and all proposals; provided, however, that the Investor may vote the Excess Shares in its discretion on any proposal of the Company in respect of any Extraordinary Transaction.

3.             Mutual Non-Disparagement.

(a)           Until the Termination Date, neither Party shall, nor shall it permit any of its Representatives to, directly or indirectly, in any capacity or manner, make, transmit or otherwise communicate any public statement of any kind, whether verbal, in writing, electronically transferred or otherwise, including, but not limited to, any member of the media, that constitutes an ad hominem attack on, or otherwise disparages or defames the other Party (including, but not limited to, in each case its current and former directors, officers, employees and Affiliates).

(b)           Notwithstanding anything to the contrary contained herein, nothing contained in this Section 3 or elsewhere in this Agreement shall prohibit either Party from making any statement or disclosure required under the federal securities laws, the rules of any self-regulatory organization or other applicable laws (including, but not limited to, to comply with (i) any valid subpoena or other legal process from any court, governmental body or regulatory authority, in each case, with competent jurisdiction over the relevant Party hereto, or (ii) any deposition, interrogatory, request for documents, civil investigative demand or other similar process) or stock exchange regulations.

(c)            The limitations set forth in Section 3(a) shall not prevent either Party from responding to any public statement made by the other Party of the nature described in Section 3(a), if such statement by the other Party was made in breach of this Agreement.

4.             Releases.

(a)             As of the Effective Date, the Company permanently, fully and completely releases, acquits, and discharges the Investor, and the Investor’s Affiliates and Associates (including, but not limited to, in each case its current and former directors and officers), jointly or severally, of and from any and all claims, demands, damages, causes of action, debts, liabilities, controversies, judgments, and suits of every kind and nature whatsoever, foreseen, unforeseen, known or unknown, that the Company has had, now has, or may have against any of the Investor and/or the Investor’s Affiliates or Associates (including, but not limited to, in each case its current and former directors and officers), collectively, jointly or severally, at any time prior to and including the Effective Date, including, but not limited to, any and all claims arising out of or in any way whatsoever related to the Investor’s involvement with the Company.

(b)            As of the Effective Date, the Investor permanently, fully and completely releases, acquits and discharges the Company, and the Company’s Affiliates and Associates (including, but not limited to, in each case its current and former directors and officers), jointly or severally, of and from any and all claims, demands, damages, causes of action, debts, liabilities, controversies, judgments, and suits of every kind and nature whatsoever, foreseen, unforeseen, known or unknown, that the Investor has had, now has, or may have against any of the Company and/or the Company’s Affiliates or Associates (including, but not limited to, in each case its current and former directors and officers), collectively, jointly or severally, at any time prior to and including the Effective Date, including, but not limited to, any and all claims arising out of or in any way whatsoever related to the Investor’s involvement with the Company.

(c)            The Parties each acknowledge that as of the time of the Effective Date, the Parties may have claims against one another that a Party does not know or suspect to exist in its favor, including, but not limited to, claims that, had they been known, might have affected the decision to enter into this Agreement, or to provide the releases set forth in this Section 4. In connection with any such claims, the Parties agree that they intend to waive, relinquish, and release any and all provisions, rights, and benefits any state or territory of the United States or other jurisdiction that purports to limit the application of a release to unknown claims, or to facts unknown at the time the release was entered into. In connection with this waiver, the Parties acknowledge that they, or any of them, may (including, but not limited to, after the Effective Date) discover facts in addition to or different from those known or believed by them to be true with respect to the subject matter of the releases set forth in this Section 4, but it is the intention of the Parties to complete, fully, finally, and forever compromise, settle, release, discharge, and extinguish any and all claims that they may have one against another, known or unknown, suspected or unsuspected, contingent or absolute, accrued or unaccrued, apparent or unapparent, that now exist or previously existed, without regard to the subsequent discovery of additional or different facts. The Parties acknowledge that the foregoing waiver is a key, bargained-for element to this Agreement and the releases that are part of it.

(d)            The releases provided for in this Section 4 are intended to be broad, and this breadth is a bargained-for feature of this Agreement. Despite this, the releases provided for in this Section 4 are not intended to, and do not, extend to either Party’s obligations under this Agreement.

5.             Standstill.

(a)            During the Standstill Period, the Investor agrees that it shall not, and shall cause its Affiliates and controlled Associates not to, directly or indirectly:

(i)             make any public announcement or proposal with respect to, or publicly offer or propose, (A) any form of business combination or acquisition or other transaction relating to a material amount of assets or securities of the Company or any of its subsidiaries, (B) any form of restructuring, recapitalization or similar transaction with respect to the Company or any of its subsidiaries or (C) any form of tender or exchange offer for shares of Common Stock or other Voting Securities, whether or not such transaction involves a Change of Control of the Company; it being understood that the foregoing shall not prohibit the Investor or its Affiliates or controlled Associates from (x) acquiring Voting Securities, (y) selling or tendering its or their shares of Common Stock, and otherwise receiving consideration, pursuant to any such transaction or (z) voting on any such transaction in accordance with Section 2;

(ii)            engage in, or knowingly assist in the engagement in (including, but not limited to, engagement by use of or in coordination with a universal proxy card), any solicitation of proxies or written consents to vote any Voting Securities, or conduct, or assist in the conducting of, any type of binding or nonbinding referendum with respect to any Voting Securities, or assist or participate in any other way, directly or indirectly, in any solicitation of proxies (or written consents) with respect to, or from the holders of, any Voting Securities, or otherwise become a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1 of Regulation 14A, respectively, under the Securities Exchange Act of 1934, as amended, and with the rules and regulations thereunder (the “Exchange Act”), to vote any securities of the Company (including, but not limited to, by initiating, knowingly encouraging or participating in any “withhold” or similar campaign), in each case other than in a manner that is consistent with the Board’s recommendation on a matter;

(iii)           advise or knowingly encourage any person with respect to the voting of (or execution of a written consent in respect of) or disposition of any securities of the Company other than in a manner that is consistent with the Board’s recommendation on a matter, or in connection with an Extraordinary Transaction;

(iv)           other than in open market sale transactions where the identity of the purchaser is not known, sell, offer or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities held by the Investor to any Third Party that would result in such Third Party, together with its Affiliates, beneficially owning in the aggregate in excess of 5.0% of the shares of Common Stock outstanding at such time;

(v)           take any action in support of or make any proposal or request that constitutes or would result in: (A) advising or replacing any director or the management of the Company, including, but not limited to, any plans or proposals to change the number or term of directors or to fill any vacancies on the Board (other than in accordance with Section 1(f)), (B) any material change in the capitalization, stock repurchase programs and practices or dividend policy of the Company, (C) any other material change in the Company’s management, business or corporate structure, (D) seeking to have the Company waive or make amendments or modifications to the Bylaws or the Certificate of Incorporation, or other actions that may impede or facilitate the acquisition of control of the Company by any person, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act (in each case except as otherwise permitted by Section 2 hereof);

(vi)          call or seek to call, or request the call of, alone or in concert with others, any meeting of stockholders, whether or not such a meeting is permitted by the Bylaws, including, but not limited to, a “town hall meeting”;

(vii)         deposit any shares of Common Stock or other Voting Securities in any voting trust or subject any shares of Common Stock or other Voting Securities to any arrangement or agreement with respect to the voting of any shares of Common Stock or other Voting Securities (other than (A) any such voting trust, arrangement or agreement solely among the Investor and its Affiliates that is otherwise in accordance with this Agreement or (B) customary brokerage accounts, margin accounts, prime brokerage accounts and the like);

(viii)        seek, or knowingly encourage or advise any person, to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or seek, or knowingly encourage or take any other action with respect to the election or removal of any directors; except as set forth in Section 1;

(ix)           form, join or in any other way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Voting Security other than as set forth in the Investor’s Schedule 13D filed with the SEC on September 28, 2023 (the “Investor Schedule 13D”); provided, however, that nothing herein shall limit the ability of an Affiliate of the Investor to join or in any way participate in the “group” as set forth in the Investor Schedule 13D following the Effective Date, so long as any such Affiliate agrees to be subject to, and bound by, the terms and conditions of this Agreement and, if required under the Exchange Act, files a Schedule 13D or an amendment thereof, as applicable, within two (2) business days after disclosing that the Investor has formed a group with such Affiliate;

(x)            demand a copy of the Company’s list of stockholders or its other books and records or make any request pursuant to Rule 14a-7 under the Exchange Act or under any statutory or regulatory provisions of Delaware providing for stockholder access to books and records (including, but not limited to, lists of stockholders) of the Company;

(xi)           engage any private investigations firm or other person to investigate any of the Company’s directors or officers;

(xii)          disclose in a manner that could reasonably be expected to become public any intent, purpose, plan or proposal with respect to any of the Company’s directors or the Company’s management, official and publicly disclosed policies, strategy, operations, financial results or affairs, any of its securities or assets or this Agreement that is inconsistent with the provisions of this Agreement;

(xiii)         make any request or submit any proposal to amend or waive the terms of this Section 5 other than through non-public communications with the Company or its Representatives that would not be reasonably likely to trigger public disclosure obligations for either Party; or

(xiv)        enter into any discussions, negotiations, agreements or understandings with any Third Party with respect, or knowingly advise, encourage or seek to persuade any Third Party to take, any action the Investor is prohibited from taking pursuant to this Section 5.

(b)           Extended Beneficial Ownership Limitation. The Investor agrees that it shall not ever acquire or offer, seek, propose or agree to acquire, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a group, through swap or hedging transactions or other Synthetic Equity Interests, or otherwise, directly or indirectly (the taking of such action, an “Acquisition”), ownership (including, but not limited to, beneficial ownership) of any securities or assets of the Company, any direct or indirect rights or options to acquire any such securities, any rights decoupled from the underlying Voting Securities or any derivative securities, or contracts or instruments in any way related to the price of shares of Common Stock, such that after giving effect to any such Acquisition, the Investor and/or any of its Affiliates and controlled Associates, at any time after the Effective Date, directly or indirectly beneficially owns or has economic exposure (other than through any index fund, exchange traded fund, benchmark fund or broad-based basket of securities) in excess of the Extended Beneficial Ownership Limit. The “Extended Beneficial Ownership Limit” shall be 30% of the then-outstanding shares of Common Stock (including notional shares associated with Synthetic Equity Interests).

(c)           Notwithstanding anything to the contrary contained herein, nothing contained in Section 5(a) or elsewhere in this Agreement, the Investor shall not be prohibited or restricted from: (A) communicating privately with the Board, any officer or director of the Company or members of the Company’s internal investor relations department regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications by either Party; (B) making any statement to the extent required by applicable law, rule or regulation or legal process, subpoena or legal requirement from any Governmental Authority with competent jurisdiction over the Investor, provided, that a breach by the Investor of this Agreement is not the cause of the applicable requirement; (C) tendering shares, receiving payment for shares or otherwise participating in any transaction approved by the Board on the same basis as the other stockholders of the Company, subject to the limitations of Section 5(b); or (D) communicating privately with stockholders of the Company or others when such communication is not made with an intent to otherwise violate, and would not be reasonably expected to result in a violation of, any provision of this Agreement. Additionally, nothing in this Agreement shall prohibit or restrict the New Investor Director from exercising his rights and fiduciary duties as a director of the Company or restrict his discussions among other members of the Board and/or management, advisors, representatives or agents of the Company in his capacity as a director.

6.             Representations and Warranties of the Company. The Company represents and warrants to the Investor that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights and remedies of creditors and subject to general equity principles, and (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, or any material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

7.             Representations and Warranties of the Investor. The Investor represents and warrants to the Company that (a) the Investor beneficially owns an aggregate of 2,573,486 shares of Common Stock, (b) this Agreement has been duly and validly authorized, executed and delivered by the Investor, and constitutes a valid and binding obligation and agreement of the Investor, enforceable against the Investor in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights and remedies of creditors and subject to general equity principles, (c) the signatory for the Investor has the power and authority to execute this Agreement and any other documents or agreements entered into in connection with this Agreement on behalf of itself and the Investor, and to bind the Investor to the terms hereof and thereof, (d) the execution, delivery and performance of this Agreement by the Investor does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound, and (e) the Investor is not and will not become a party to any agreement, arrangement or understanding (whether written or oral) with any New Director or any 2024 Designee with respect to such person’s service as a director on the Board (for the avoidance of doubt, in the case of the New Investor Director, excluding ordinary course employment agreements or arrangements with the Investor or its Affiliates).

8.             No Other Discussions or Arrangements. The Investor represents and warrants that, as of the date hereof, except as publicly disclosed in its SEC filings or otherwise specifically disclosed to the Company in writing prior to the date hereof, (a) the Investor does not own, of record or beneficially, any Voting Securities or any securities convertible into, or exchangeable or exercisable for, any Voting Securities and (b) the Investor has not entered into, directly or indirectly, any agreements or understandings with any person (other than its own Representatives) with respect to any potential transaction involving the Company or the voting or disposition of any securities of the Company.

9.             Press Release and SEC Filings.

(a)            Not later than 9:30 a.m. Eastern Time on March 27, 2025, the Company shall issue a mutually agreeable press release (the “Press Release”) in the form attached hereto as Exhibit A. Prior to the issuance of the Press Release, neither the Company nor the Investor shall issue any press release or make any public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other Party, except to the extent required by applicable law or the rules of any national securities exchange.

(b)            Not later than 5:30 p.m. Eastern Time on March 27, 2025, the Company shall file with the SEC a Current Report on Form 8-K reporting its entry into this Agreement and appending this Agreement and the Press Release as exhibits thereto (the “Form 8-K”). The Form 8-K shall be consistent with the terms of this Agreement. The Company shall provide the Investor with a reasonable opportunity to review and comment on the Form 8-K prior to the filing of the Form 8-K with the SEC and shall consider in good faith any comments of the Investor.

(c)            No later than two (2) business days following the date hereof, the Investor shall file with the SEC an amendment to the Investor Schedule 13D in compliance with Section 13 of the Exchange Act reporting entry into this Agreement (the “Schedule 13D/A”). The Schedule 13D/A shall be consistent with the terms of this Agreement. The Investor shall provide the Company with a reasonable opportunity to review and comment on the Schedule 13D/A prior to the filing of the Schedule 13D/A with the SEC and shall consider in good faith any comments of the Company.

10.           Term; Termination.

(a)            The term of this Agreement shall terminate on such date that is thirty (30) days prior to the closing of the advance notice period pursuant to the Bylaws for the submission of stockholder director nominations for the 2026 Annual Meeting (the “Termination Date”); provided, however, if the average closing price of the Common Stock for the 45 consecutive trading days ending on the Termination Date equals or exceeds $23.00 per share, and the Company has nominated each New Director and each 2024 Designee for election at the 2026 Annual Meeting, (i) the Termination Date shall be automatically extended to such date that is thirty (30) days prior to the closing of the advance notice period pursuant to the Bylaws for the submission of stockholder director nominations for the 2027 Annual Meeting, and (ii) the Company shall recommend, support and solicit proxies for the election of each New Director and each 2024 Designee who accepted the Company’s nomination at the 2026 Annual Meeting in a manner no less rigorous and favorable than the manner in which the Company supports the Board’s other nominees at the 2026 Annual Meeting; provided, further, that if at any time following the date hereof until the date that is thirty (30) days prior to the closing of the advance notice period pursuant to the Bylaws for the submission of stockholder director nominations for the 2026 Annual Meeting, the Investor sells or otherwise disposes of one or more shares of Common Stock at a price equal to or less than $23.00 per share, then the Termination Date shall be automatically extended to such date that is thirty (30) days prior to the closing of the advance notice period pursuant to the Bylaws for the submission of stockholder director nominations for the 2027 Annual Meeting. Notwithstanding the foregoing, (x) the Investor may earlier terminate this Agreement if the Company commits a material breach of its obligations under this Agreement that (if capable of being cured) is not cured within fifteen (15) days after receipt by the Company from the Investor of written notice specifying the material breach, or, if impossible to cure within fifteen (15) days, that the Company has not taken any substantive action to cure within such fifteen (15) day period, and (y) the Company may earlier terminate this Agreement if the Investor commits a material breach of this Agreement that (if capable of being cured) is not cured within fifteen (15) days after receipt by the Investor from the Company of written notice specifying the material breach, or, if impossible to cure within fifteen (15) days, that the Investor has not taken any substantive action to cure within such fifteen (15) day period.

(b)           Notwithstanding anything to the contrary contained herein, the provisions of Section 2(b), Section 4, Section 5(b), and Section 10 through Section 22 (inclusive) shall survive the termination of this Agreement. Termination of this Agreement shall not relieve either Party from its responsibilities in respect of any breach of this Agreement prior to such termination.

11.           Expenses. Each Party shall bear its own expenses in connection with the negotiation, execution and effectuation of this Agreement and the transactions contemplated hereby.

12.           Governing Law; Jurisdiction. This Agreement is for the benefit of each of the Investor and the Company and is governed by the laws of the State of Delaware without regard to any conflict of laws principles thereof. Any action brought in connection with this Agreement shall be brought in the federal or state courts located in the State of Delaware. The Parties hereby (a) irrevocably submit to the exclusive jurisdiction of such courts for the purpose of any such action or proceeding, (b) waive any objection to laying venue in any such action or proceeding in such courts, (c) waive any objection that such courts are an inconvenient forum or do not have jurisdiction over either Party hereto and (d) agree that service of process upon such Party in any such action shall be effective if notice is given in accordance with Section 16 of this Agreement. Each Party agrees that a final judgment in any action brought in such courts shall be conclusive and binding upon each Party and may be enforced in any other courts, the jurisdiction of which each Party is or may be subject, by suit upon such judgment.

13.           Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.

14.           Specific Performance. Each Party acknowledges and agrees that irreparable injury to the other Party may occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that such injury may not be adequately compensable by the remedies available at law (including, but not limited to, the payment of money damages). It is accordingly agreed that each Party (the “Moving Party”) shall be entitled to seek specific enforcement of, and injunctive or other equitable relief as a remedy for any such breach or to prevent any violation or threatened violation of, the terms hereof. The Parties further agree to waive any requirement for the security or posting of any bond in connection with any such relief. The remedies available pursuant to this Section 14 shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or equity.

15.             Certain Definitions. As used in this Agreement:

(a)            “2025 Annual Meeting” shall mean the Company’s 2025 annual meeting of stockholders, including any adjournments or postponements thereof and any meetings which may be called in lieu thereof;

(b)            “2026 Annual Meeting” shall mean the Company’s 2026 annual meeting of stockholders, including any adjournments or postponements thereof and any meetings which may be called in lieu thereof;

(c)            “2027 Annual Meeting” shall mean the Company’s 2027 annual meeting of stockholders, including any adjournments or postponements thereof and any meetings which may be called in lieu thereof;

(d)            “Affiliate” shall mean any “Affiliate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act, and, for the avoidance of doubt, including, but not limited to, the private investment vehicle managed by the Investor and persons who become Affiliates after the Effective Date; provided, however, that the term “Affiliate” shall not include any publicly traded portfolio company of the Investor; provided, further, that, for purposes of this Agreement, the Investor shall not be deemed an Affiliate of the Company and the Company shall not be deemed an Affiliate of the Investor;

(e)            “Associate” shall mean any “Associate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act, and, for the avoidance of doubt, including, but not limited to, persons who become Associates after the Effective Date;

(f)            “beneficial owner,” “beneficial ownership” and “beneficially own” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act;

(g)            “business day” shall mean any day other than a Saturday, Sunday or day on which the commercial banks in the State of New York are authorized or obligated to be closed by applicable law; provided, however, that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including, but not limited to, for wire transfers) are open for use by customers on such day;

(h)            “Bylaws” shall mean the Fourth Amended and Restated By-Laws of the Company, adopted as of October 27, 2022, as may be amended, corrected, or amended and restated from time to time;

(i)             “Certificate of Incorporation” shall mean the Third Amended and Restated Certificate of Incorporation of the Company, dated June 6, 2018, as may be further amended, corrected, or amended and restated from time to time;

(j)             a “Change of Control” transaction shall be deemed to have taken place if (i) any person is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the equity interests and voting power of the Company’s then-outstanding equity securities or (ii) the Company enters into any transaction whereby immediately after the consummation of the transaction the Company’s stockholders retain less than fifty percent (50%) of the equity interests and voting power of the surviving entity’s then-outstanding equity securities;

(k)             “Effective Date” shall mean February 28, 2024;

(l)             “Excess Shares” shall mean, in the event that the Investor obtains or otherwise holds Voting Securities in excess of 16% of the then-outstanding shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments), that number of shares of Voting Securities calculated as (x) the number of shares of Voting Securities held by the Investor minus (y) the number of shares of Voting Securities equal to 16% of the then-outstanding shares of Common Stock;

(m)           “Extraordinary Transaction” shall mean any equity tender offer, equity exchange offer, merger, acquisition, joint venture, business combination, financing, restructuring, recapitalization, reorganization, disposition, distribution, or other transaction with a Third Party that, in each case, would result in a Change of Control of the Company, or liquidation, dissolution or other extraordinary transaction involving a majority of its equity securities or a majority of its assets, and, for the avoidance of doubt, including, but not limited to, any such transaction with a Third Party that is submitted for a vote of the Company’s stockholders;

(n)           “Governmental Authority” shall mean any federal, state, local, municipal, or foreign government and any political subdivision thereof, any authority, bureau, commission, department, board, official, or other instrumentality of such government or political subdivision, any self-regulatory organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), including, but not limited to, the SEC and its staff, and any court of competent jurisdiction;

(o)           “Minimum Ownership Threshold” shall mean that the Investor beneficially owns, directly or indirectly, at least the lesser of (x) 10% of the then-outstanding shares of Common Stock and (y) 855,070 shares of Common Stock;

(p)           “person” or “persons” shall mean any individual, corporation (including, but not limited to, not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind, structure or nature;

(q)             “Representative” shall mean (i) a person’s Affiliates and controlled Associates and (ii) its and their respective directors, officers, employees, partners, members, managers, consultants or other advisors, agents and other representatives, in each case, only to the extent such persons are acting in a capacity on behalf of, or at the direction of such person or its Affiliates; provided, that when used with respect to the Company, “Representatives” shall not include any non-executive employees;

(r)             “SEC” shall mean the U.S. Securities and Exchange Commission;

(s)            “Standstill Period” shall mean the period from the date hereof until the Termination Date;

(t)             “Synthetic Equity Interests” shall mean any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such person, the purpose or effect of which is to give such person economic risk similar to ownership of equity securities of any class or series of the Company, including due to the fact that the value of such derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any shares of any class or series of the Company’s equity securities, or which derivative, swap or other transaction or series of transactions provides the opportunity to profit from any increase in the price or value of shares of any class or series of the Company’s equity securities, without regard to whether (i) the derivative, swap or other transaction or series of transactions conveys any voting rights in such equity securities to such person; (ii) the derivative, swap or other transaction or series of transactions is required to be, or is capable of being, settled through delivery of such equity securities; or (iii) such person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transaction or series of transactions;

(u)            “Third Party” shall mean any person that is not (i) a party to this Agreement, (ii) a member of the Board, (iii) an officer of the Company or (iv) an Affiliate of either Party; and

(v)            “Voting Securities” shall mean the Common Stock and any other securities of the Company entitled to vote in the election of directors.

16.           Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email (with confirmation of transmission) if sent during normal business hours, and on the next business day if sent after normal business hours; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Party at the addresses set forth in this Section 16 (or to such other address that may be designated by a Party from time to time in accordance with this Section 16).

If to the Company, to the address:

Citi Trends, Inc.

104 Coleman Boulevard

Savannah, Georgia 31408

Attention: Kenneth D. Seipel

Email:         kseipel@cititrends.com

with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

1114 Avenue of the Americas, 32nd Floor

New York, New York 10036

Attention:        Lawrence S. Elbaum

   C. Patrick Gadson

Email:              lelbaum@velaw.com

           pgadson@velaw.com

If to the Investor, to the address:

Pleasant Lake Partners LLC

100 Carr 115, Unit 1900

Rincon, Puerto Rico 00677

Attention  Jonathan Lennon

Email:         Jonathan.Lennon@plpfunds.com

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, New York 10019

Attention:         Steve Wolosky

                           Kenneth Mantel

Email:        swolosky@olshanlaw.com

                     kmantel@olshanlaw.com

17.           Entire Agreement. This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter, including the Original Cooperation Agreement. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party.

18.           Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

19.           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

20.           Assignment. No Party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other Party. Any purported assignment or delegation in violation of this Section 20 shall be null and void. No assignment or delegation shall relieve the assigning or delegating Party of any of its obligations hereunder. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

21.           Waivers. No waiver by either Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by either Party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

22.           Interpretation. Each Party acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said counsel. Each Party and its respective counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of the Parties and may not be construed against either Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against either Party that drafted or prepared it is of no application and is expressly waived by each Party hereto, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation. The headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement. In this Agreement, unless a clear contrary intention appears, (a) the word “including” (in its various forms) means “including, but not limited to;” (b) the words “hereunder,” “hereof,” “hereto” and words of similar import are references in this Agreement as a whole and not to any particular provision of this Agreement; (c) the word “or” is not exclusive; (d) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated; and (e) whenever the context requires, the masculine gender shall include the feminine and neuter genders.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the date first set forth above.

The Company:

CITI TRENDS, INC.

By:	/s/ Kenneth D. Seipel
Name:	Kenneth D. Seipel
Title:	Chief Executive Officer

Signature Page to

Amended and Restated Cooperation Agreement

The Investor:

Fund 1 Investments, LLC

By:	/s/ Jonathan Lennon
Name:	Jonathan Lennon
Title:	Managing Member

Signature Page to

Amended and Restated Cooperation Agreement